BlackRock Liquidity Funds: MuniFund
File Number:  811-02354
CIK Number: 0000097098
For the Period Ended: 10/31/2006

Pursuant to Exemptive Order ICA Release No. 15520 dated January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the period October 1 through October 31, 2006.

                           Sales (In Thousands)

TRANSACTION  FACE            SECURITY                            DUE
DATE         AMOUNT         DESCRIPTION                  RATE    DATE
___________  ______         ____________                 ____    _____
10/03/2006  $9,800  Denver Colo Urb Ren - Pt 999         3.46%  12/01/2024
10/13/2006   7,815  Massachusetts St Health & Edl Facs   3.53   07/01/2039
10/26/2006   8,400  Indiana Health Fac Fing Auth Hosp    3.61   03/01/2030